UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[   ] Definitive Information Statement

BUCKINGHAM EXPLORATION INC.
(Name of Registrant As Specified In Charter)

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(1) Title of each class of securities to which transaction applies: common stock, $0.0001 par value

(2) Aggregate number of securities to which transaction applies: N/A

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(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: N/A

[   ] Fee paid previously with preliminary materials.

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BUCKINGHAM EXPLORATION INC.
Suite 440, 580 Hornby Street
Vancouver, British Columbia V6C 3B5, Canada
+61 8 9384 6835

March 7, 2013

Dear Stockholder:

We are furnishing the enclosed Information Statement to you in connection with the following actions approved by written consent of the majority of our shareholders:

1.	the appointment of two (2) new directors to our Board of Directors;

2.	the adoption of a 2012 Stock Incentive Plan;

3.	the change of our name to Tierra Grande Resources Inc.; and

4.	the increase in our authorized capital from 300,000,000 shares of common stock to 500,000,000 shares of common stock.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

Our Board of Directors has reviewed and unanimously approved each of the above actions by resolutions dated March 1, 2013. The holders of a majority of our issued and outstanding common stock also approved the actions by written consent dated March 1, 2013. However, pursuant to applicable securities laws, these corporate actions will not be effected until at least 20 days after a Definitive Information Statement is filed with the Securities and Exchange Commission and sent to our stockholders.

By Order of the Board of Directors,

/s/ Simon Eley
Simon Eley
President and Chief Executive Officer

INFORMATION STATEMENT

Introduction

The holders of a majority of our issued and outstanding common stock and our directors have taken an action by written consent without a meeting, pursuant to Chapter 78 of the Nevada Revised Statutes, to approve the following actions:

1.	the appointment of two (2) new directors to our Board of Directors;

2.	the adoption of a 2012 Stock Incentive Plan (the “Plan);

3.	the change of our name to Tierra Grande Resources Inc. (the “Name Change”); and

4.	the increase in our authorized capital from 300,000,000 shares of common stock to 500,000,000 shares of common stock (the “Capital Increase”).

The appointment of directors, adoption of the Plan, Name Change and Capital Increase (collectively, the “Corporate Actions”) relate to a proposed change in our management and the direction of our operations.

This Information Statement is being filed pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and provided to our stockholders pursuant to Rule 14c-2 under the Exchange Act.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

We are a fully-reporting Exchange Act company incorporated in the State of Nevada. Our common stock is quoted on the OTC Bulletin Board under the trading symbol “BUKX”. Information about us can be found in our most recent Quarterly Report on Form 10-Q for the period ended November 30, 2012 and subsequently filed Current Reports on Form 8-K, and our Annual Report on Form 10-K for the fiscal year ended May 31, 2012, all filed with the United States Securities and Exchange Commission (the “SEC”). Additional information about us can be found in our public filings that can be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov, as well as by other means from the offices of the SEC. See “Incorporation by Reference” below.

We will incur all costs associated with preparing, printing and mailing this Information Statement.

Item 1. Information Required by Items of Schedule 14A

Date, Time and Place Information

There will not be a meeting of our stockholders to approve the Corporate Actions, and we are not required to hold a meeting under the Nevada Revised Statutes as such Corporate Actions have been approved by the written consent of holders of a majority of our common stock. This Information Statement is expected to be mailed on or about March 20, 2013 to the holders of our common stock as of March 1, 2013.

Dissenters’ Right of Appraisal

Under the Nevada Revised Statutes or pursuant to our Articles of Incorporation and Bylaws, our stockholders do not have dissenters' rights in connection with the Corporate Actions.

Voting Securities and Principal Holders Thereof

The record date for the determination of stockholders entitled to consent to the Corporate Actions was March 1, 2013 (the “Record Date”). As of that date, we had 78,769,712 outstanding shares of common stock, $0.0001 par value, and no outstanding shares of preferred stock, $0.0001 par value. Each share of our common stock entitles the holder thereof to one vote on each matter that may come before a meeting or vote of our stockholders.

The Corporate Actions were approved by the holders of a majority of our common stock entitled to vote on the Record Date. We are not permitted to effect the Corporate Actions until at least 20 days after we file with the SEC and distribute a Definitive Information Statement to our stockholders.

Security Ownership of Certain Beneficial Owners and Management:

The following table sets forth the ownership, as of the Record Date, of our common stock by each of our directors, director nominees and executive officers, by all of our executive officers, directors and director nominees as a group and by each person known to us to be the beneficial owner of more than 5% of any class of our securities. As of the Record Date, there were 78,769,712 shares of our common stock issued and outstanding. All persons named have sole voting and investment power with respect to the securities held by them, except as otherwise noted. The number of securities described below includes shares which the beneficial owner has the right to acquire within 60 days of the date of this Information Statement.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Simon Eley	1,850,000(1)	2.3%
Common Stock	Andrew Gasmier	Nil	Nil
Common Stock	Peter Hudson	150,000(2)	0.2%
Common Stock	Brad Evans	150,000(3)	0.2%
All Officers, Directors and Director Nominees as a Group		2,150,000(1)(2)(3)	2.7%
Common Stock	Christopher Robin Relph	6,805,208(4)	8.4%
Common Stock	Aviador Corporation Pty. Ltd.	22,500,000(5)	26.1%
Common Stock	BC & N Pollard ATF Geovet Family Trust	5,400,000(6)	6.7%
Common Stock	Six Fingers Pty Ltd.	8,160,000(7)	10.1%
Common Stock	Smart Train Australian Pty Ltd.	5,400,000(8)	6.7%
Common Stock	Resmin Pty Ltd.	4,500,000(9)	5.6%

(1)

In addition, Aviador Corporation Pty. Ltd. (“Aviador”) owns 15,000,000 shares of common stock and warrants to acquire 7,500,000 shares of common stock of the Company and Resmin Pty Ltd. (“Resmin”) owns 3,000,000 shares of common stock and warrants to acquire 1,500,000 shares of common stock of the Company. Mr. Eley is a director of both Aviador and Resmin and disclaims beneficial ownership of these securities as investment and voting control over these securities rests with the board of directors of Aviador and Resmin, respectively.

(2)

These shares are held by Solido Pty. Ltd. Mr. Hudson is a director and officer of Solido and disclaims beneficial ownership of these securities as investment and voting control over these securities rests with the board of directors of Solido.

(3)

These shares are held by CLM Resources Pty. Ltd. Mr. Evans is a director and officer of CLM Resources and disclaims beneficial ownership of these securities as investment and voting control over these securities rests with the board of directors of CLM Resources.

(4)	Mr. Relph resigned as a director and officer in September 2012. Represents 4,805,208 shares of common stock and warrants to acquire 2,000,000 shares of common stock of the Company held by Mr. Relph.
(5)	Represents 15,000,000 shares of common stock and warrants to acquire 7,500,000 shares of common stock of the Company.
(6)	Represents 3,600,000 shares of common stock and warrants to acquire 1,800,000 shares of common stock of the Company.
(7)	Represents 6,360,000 shares of common stock and warrants to acquire 1,800,000 shares of common stock of the Company.
(8)	Represents 3,600,000 shares of common stock and warrants to acquire 1,800,000 shares of common stock of the Company.
(9)	Represents 3,000,000 shares of common stock and warrants to acquire 1,500,000 shares of common stock of the Company.

Corporate Actions

Appointment of Directors

Our bylaws allow the number of directors to be fixed by the Board of Directors. Our Board of Directors has fixed the number of directors at four. In August 2012, Benjamin Auld resigned as a director of our company for personal reasons. In September 2012, Christopher Robin Relph also resigned as a director and the Chairman and Chief Financial Officer of our company. We appointed Simon Eley, our current President and Chief Executive Officer, as interim Chief Financial Officer, and in December 2012 appointed Allister Blyth as our Chief Financial Officer in place of Mr. Eley. In February 2013, we appointed Andrew Gasmier as a non-executive director of our company to fill the vacancy created by the resignation of Mr. Relph. On March 1, 2013, our Board of Directors and stockholders owning a majority of our voting securities approved the appointments of Peter Hudson and Brad Evans as directors of our company.

Our current directors, proposed directors and executive officers are as follows:

Name	Age	Position
Simon Eley	40	Director, President, Chief Executive Officer
Allister Blyth	31	Chief Financial Officer
Andrew Gasmier	40	Director
Peter Hudson	43	Proposed Director (1)
Brad Evans	37	Proposed Director (1)

1. Directorship to be effective 20 days from the filing and mailing of this document to stockholders.

Our directors serve as directors until our next annual shareholders’ meeting or until a successor is elected and qualified. Officers hold their positions at the discretion of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Simon Eley, President, Chief Executive Officer and Director

Mr. Eley has been a director since December 20, 2010, Chief Executive Officer since September 22, 2011 and Chief Financial Officer since September 12, 2012. He is an Australian solicitor with wide experience in the resources sector. Mr. Eley is currently a director of Auricup Resources Ltd and was a director of Aragon Resources Ltd. He led the team that secured the Central Murchison Gold Project which became Aragon's core asset with approximately 2 million ounces in JORC compliant resources. Aragon was taken over by Westgold Resources Ltd in 2011 valuing Aragon at $76 million. He worked for Woodside in Mauritania, West Africa in an advisory and commercial role dealing with government, joint venture partners and local and international contractors. He has also worked for Aquila Resources, Manhattan Corporation, Clough and Clayton Utz. Mr. Eley’s experience includes capital raisings, corporate matters, various commercial arrangements (including joint venture and farm-in agreements), and matters relating to mining law, toll treatment arrangements, litigation and alternative dispute resolution. At Aquila and Manhattan he was engaged in corporate management and strategy. He also has hands on experience in operating base metal and gold mines in Western Australia and the Northern Territory.

Allister Blyth, Chief Financial Officer

Mr. Blyth has been Chief Financial Officer since December 3, 2012. Mr. Blyth is a Certified Practicing Accountant in Australia with over 10 years of experience with both the public and private companies and specializes in financial management, reporting and strategic corporate planning. He has held financial controller and senior management positions with companies across various industries including mining exploration and development, and has been responsible for reporting compliance for various companies. Mr. Blyth has also actively participated in establishing a start-up exploration company in Australia. Mr. Blyth is a partner at Blyth Partners, a distinguished public accounting and business advisory firm based in Subiaco, Western Australia.

Andrew Gasmier, Director

Mr. Gasmier is a West Australian School of Mines educated Mining Engineer with over 16 years’ experience in both underground and open pit operations. He has extensive experience in the assessment, evaluation and feasibility of mineral projects in Africa, Australia, Laos and Russia. Mr. Gasmier has held General Management roles in operations in Queensland and Western Australia, and in the past five years Mr. Gasmier has held senior positions for Metals X, Monarch Gold, AngloGold Ashanti and Mining Plus. Mr. Gasmier is a current member of AusIMM, holds First Class Mine Managers Certificate of Competency and holds a West Australian Underground Supervisor’s Certificate of Competency.

Peter Hudson, Proposed Director

Mr. Hudson is an Australian executive with over 20 years of experience in marketing, environmental management and new business development, 15 of which have been in the minerals and energy industries. He has held senior operational management positions with mining and engineering companies in Australia, Indonesia, South Africa and Latin America. Over the past five years, Mr. Hudson has been an advisor with Macmahon Pty Ltd and Mining Plus Pty Ltd, Managing Director of Terra Therm Pty Ltd, Manager of Casa Prana, Guatemala, and is currently Business Development Manager – Latin America for Mining Plus Pty Ltd, based in Lima, Peru.

Brad Evans, Proposed Director

Mr. Evans has been the General Manager of Mining Plus Pty. Ltd. for the past five years and has more than 15 years of experience in the mining industry in a diverse range of roles, from production, planning and management of mine sites, to organizational leadership. He has led the growth in Mining Plus from 10 to 70 employees with five offices around the world. Mr. Evans has a Bachelor of Engineering (Mining) degree from the University of Ballarat in Australia and holds a Mine Managers Certificates of Competency in Western Australia and New South Wales.

See “Incorporation by Reference” below for further information.

2012 Stock Incentive Plan

On March 1, 2013, our Board of Directors and stockholders owning a majority of our voting securities approved a 2012 Stock Incentive Plan. The purpose of the Plan is to promote the long-term success of our company and the creation of stockholder value by encouraging the attraction and retention of qualified employees and non-employee directors, encouraging them to focus on critical long-range objectives of our company and linking their interests directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for various types of incentive awards to participants. We believe it is important to have flexibility to grant various types of equity awards to our employees so that we can react appropriately to the changing environment. The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as an exhibit hereto.

The Plan shall be administered by our Board until the appointment of an appropriate committee (the “Committee”). The Committee has the discretion to determine the types and terms of awards made under the Plan. The Plan allows the Company to grant stock options; restricted stock rights; restricted stock; performance shares; performance share units; and stock appreciation rights to employees, officers, consultants to, and non-employee directors of, our company on the grant date of the award. The total number of shares subject to all awards under the Plan is fifteen million, subject to adjustment as provided in the Plan for stock splits, dividends, distributions, recapitalizations and other similar transactions or events. If any shares subject to an award are forfeited, expire, lapse or otherwise terminate without issuance of such shares, such shares shall, to the extent of such forfeiture, expiration, lapse or termination, again be available for issuance under the Plan.

Name Change

Purpose of the Name Change

On March 1, 2013, our Board of Directors and stockholders owning a majority of our voting securities approved resolutions authorizing us to amend our Articles of Incorporation to change our company’s name to Tierra Grande Resources Inc. The Board believes that the Name Change better reflects the nature of our anticipated operations.

We also need the approval of the Financial Industry Regulatory Authority or “FINRA” for the name change and resulting trading symbol change for our common stock. FINRA approval should take one to three weeks from board and shareholder approval. We expect such approval by March 23, 2013.

Since our common stock is quoted on the OTC Bulletin Board, we can request, but not reserve, a new trading symbol from FINRA. However, FINRA selects the new trading symbol and only grants a requested trading symbol if FINRA believes the requested trading symbol is available and does not create any market confusion. Shareholders do not have to approve and are not entitled to vote on a new trading symbol for the common stock. We intend to request “TGR” as our new trading symbol.

Upon the effectiveness and on the date that is twenty (20) days following the mailing of this Information Statement, our Board of Directors shall have a Certificate of Amendment to our Articles of Incorporation filed with the State of Nevada in order to effect the Name Change.

Authorized Capital Increase

On March 1, 2013, our Board of Directors and stockholders owning a majority of our voting securities approved a resolution authorizing us to amend our Articles of Incorporation to increase the number of our authorized shares of common stock to 500,000,000 shares from 300,000,000 shares. The Board of Directors believes that this increase in the number of authorized shares is in the best interest of our company in that it will provide us with available shares which could be issued for various corporate purposes, including financings, acquisitions, stock dividends, stock splits, stock options, convertible debt and equity financings, as the Board of Directors determines in its discretion. The Board further believes that the increase in the number of authorized shares will enable us to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of shareholders. We presently have no specific plans, arrangements or understandings, either written or oral, to issue any of the additional authorized shares of common stock. The newly authorized shares of common stock will have voting and other rights identical to those of the currently authorized shares of common stock.

Upon the effectiveness and on the date that is twenty (20) days following the mailing of this Information Statement, our Board of Directors shall have a Certificate of Amendment to our Articles of Incorporation filed with the State of Nevada in order to effect the Capital Increase.

Item 2. Statement that Proxies are not Solicited

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Item 3. Interest of Certain Persons in or in Opposition to Matters to be Acted Upon

Except as disclosed elsewhere in this Information Statement, none of the following persons have any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon:

1.	any director or officer of our company since May 31, 2011, being the commencement of our last completed financial year;

2.	any proposed nominee for election as a director of our Company; and

3.	any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are set forth above in the section entitled "Security Ownership of Certain Beneficial Owners and Management." To our knowledge, no director has advised that he intends to oppose the Corporate Actions as more particularly described herein.

Item 4. Proposals by Security Holders

None.

Item 5. Delivery of Documents to Security Holders Sharing an Address

We will deliver only one copy of this Information Statement and any information or document incorporated by reference herein to multiple stockholders sharing an address unless we have received contrary instructions from one or more of such stockholders.

We undertake to deliver promptly upon written or oral request a separate copy of this Information Statement and any information or document incorporated by reference herein to any stockholder at a shared address to which a single copy of the document was delivered. A stockholder can notify us that he or she wishes to receive a separate copy of this Information Statement and any information or document incorporated by reference herein or any future Information Statement and and any information or document incorporated by reference therein by writing to us at Suite 440, 580 Hornby Street, Vancouver, British Columbia V6C 3B5, Canada, or by telephoning us at +61 8 9384 6835.

Stockholders sharing the same address can also request delivery of a single copy of annual reports to security holders, information statements or Notices of Internet Availability of Proxy Materials if they are receiving multiple of such documents in the same manner.

Incorporation By Reference

We are “incorporating by reference” certain information we file with the SEC into this Information Statement, which means that we are disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Information Statement. We incorporate by reference into this Information Statement the documents listed below, which were filed with the SEC, and such documents form an integral part of this Information Statement:

  Annual Report on Form 10-K for the fiscal year ended May 31, 2012;
  Quarterly Reports on Form 10-Q for the quarters ended August 31, 2012 and November 30, 2012; and
  Current Reports on Form 8-K filed on January 14, 2013 and February 7, 2013.

Exhibit Index

Exhibit No.	Description
3.1	Amended Articles of Incorporation
4.1	2012 Stock Incentive Plan

By Order of the Board of Directors:

Dated: March 7, 2013	By: /s/ Simon Eley
Simon Eley
President and
Chief Executive Officer